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CONTACTS:  MEDIA - Jerry Ostergaard, Director,  Public Relations, 630/522-5261
           INVESTORS - Andrew Albrecht, Vice President, Investor Relations,
                       404/475-4102
           COMPANY CONTACT -  Thomas Lord, Exec. VP  and CFO, 404/475-4100


                          ALLEGIANCE TELECOM ANNOUNCES
                         AGREEMENT WITH SENIOR CREDITORS

DALLAS, November 27, 2002 - Allegiance Telecom, Inc. (Nasdaq: ALGX) a leading integrated communications provider, announced that it has reached agreement with its senior bank creditors regarding modifications to its $500 million senior secured credit facility. Under this agreement, Allegiance obtained a waiver of all existing financial covenants through April 30, 2003 and replaced those covenants during this period with a free cash flow from operations covenant (earnings before interest, taxes, depreciation and amortization less capital expenditures)(1) and a total leverage covenant. Allegiance retains full use of its credit facility other than an initial paydown of $15 million (which may be increased to $25 million under certain circumstances), which will be applied to the initial amortization of the facility scheduled to begin in 2004.

Allegiance Telecom and its senior bank creditors are working on a permanent amendment to the credit facilities which must be in place prior to the April 30, 2003 waiver expiration. In concert with the negotiation of a this permanent amendment, Allegiance will be pursuing numerous financial and strategic alternatives to reduce its total indebtedness, which under the terms of the amendment must be reduced from the current $1.2 billion level to $660 million by April 30, 2003. This debt reduction may include the issuance of new equity or equity derivative securities for cash to retire outstanding debt, the use of cash to retire outstanding debt or the issuance of equity or equity derivative securities in exchange for outstanding debt.

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(1) The company shall not permit free cash flow from operations to be less than negative $34 million in 4Q02 or less than negative $19M in 1Q03. Allegiance had negative free cash flow from operations of $63.5 million in 2Q02 and negative $41.2 million in 3Q02.

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ALLEGIANCE TELECOM ANNOUNCES AGREEMENT -- PAGE 2

"We are very pleased with this new arrangement," said Royce J. Holland, chairman and chief executive officer of Allegiance Telecom. "For the past year, Allegiance has labored under financial covenants that were no longer appropriate given the shift in the telecom industry from focusing on rapid growth to an emphasis on profitability and cash generation. We will have grown Allegiance's revenue over 45 percent in 2002 while most other carriers are seeing no growth or declining revenues. Allegiance Telecom plans to continue taking market share because our business opportunity is greater than ever, but we and our senior creditors agree that focusing on free cash flow is a more appropriate measure of success in the current environment. Under our revised plan, Allegiance is targeting positive free cash flow from operations during the second quarter of 2003 while continuing to produce a double digit annual growth rate."

"As we re-orient our business to focus on free cash flow, we plan to bring our balance sheet in line with the investment community's current desire for companies with much lower debt levels," said Tom Lord, Allegiance Telecom executive vice president of corporate development and chief financial officer. "Our debt securities, like debt securities of other telecom companies, are trading at extremely depressed valuations. We believe that now is the time to de-leverage the company with the goal of maintaining our position as having one of the most conservatively financed balance sheets in the industry. While the new covenant package allows Allegiance to immediately focus on free cash flow from operations, we are also working on a permanent comprehensive covenant package and a re-engineering of our balance sheet."

Allegiance reported that, after giving effect to the potential $25 million paydown under the amended senior credit facility, it would have approximately $305 million of cash on hand as of November 27, 2002.


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ALLEGIANCE TELECOM ANNOUNCES AGREEMENT -- PAGE 3

Allegiance Telecom (www.algx.com) is a facilities-based integrated communications provider headquartered in Dallas, Texas. As the leader in competitive local service for medium and small businesses, Allegiance offers "One source for business telecom(TM)" - a complete package of telecommunications services, including local, long distance, international calling, high-speed data transmission and Internet services. Allegiance serves 36 major metropolitan areas in the U.S. with its single source provider approach. Allegiance's common stock is traded on the Nasdaq National Market under the symbol ALGX.

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Certain statements in this press release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward- looking statements be subject to the safe harbors created thereby. The words "believes," "expects," "estimates," "anticipates," "plans," "will be" and "forecasts" and similar words or expressions identify forward-looking statements made by or on behalf of the Company. These forward-looking statements were derived using numerous assumptions and are subject to many uncertainties and factors that may cause the actual results of the Company to be materially different from those stated in such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, the Company's ability to timely and effectively provision new customers; the Company's ability to retain existing customers; the Company's ability to obtain additional financing should it be necessary to do so; the Company's ability to develop and maintain efficient billing, customer service and information systems; and technological, regulatory or other developments in the industry and general economy that might adversely affect the Company. Additional factors are set forth in the Company's SEC reports, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. The Company does not undertake any obligation to update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.